Exhibit 28(j)

Consent of PricewaterhouseCoopers LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 19, 2009, relating to the financial statements and financial highlights which appears in the December 31, 2008 Annual Report to Shareholders of Phoenix Edge Series Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Non-Public Holdings Information”, “Independent Registered Public Accounting Firm” and “Reports to Shareholders” in such Registration Statement.

PricewaterhouseCoopers LLP

Boston, Massachusetts

April 28, 2009